Exhibit 16.1

May 12, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Waterside Capital Corporation and, under the date of August 23, 2002, we reported on the financial statements of Waterside Capital Corporation as of and for the years ended June 30, 2001 and 2002. On May 8, 2003, our appointment as principal accountants was terminated. We have read Waterside Capital Corporation’s statements included under Item 4 of its Form 8-K dated May 8, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Waterside Capital Corporation’s stated reason for changing principal accountants, the statement that the change was approved by the audit committee of the board of directors or the statement that Witt, Mares and Company was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Waterside Capital Corporation’s financial statements or any other matters.

Very truly yours,

/s/    KPMG LLP

        KPMG LLP